Exhibit 10.5

AMENDED AND RESTATED
EXPENSE SHARING AND COST ALLOCATION AGREEMENT

This Amended and Restated Expense Sharing and Cost Allocation Agreement (this “Agreement”), is entered into as of May 1, 2021 (the “Effective Date”) by and among Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac”), Ambac Financial Group, Inc. (“AFGI”) and their respective subsidiaries and affiliates listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time (together with Ambac and AFGI, the “Affiliates”).
WHEREAS, certain of the Affiliates incur costs and expenses in support of certain service departments or functions, which service departments or functions are necessary or beneficial for certain other Affiliates;
WHEREAS, the costs and expenses incurred in support of each service department or function should be allocated among the Affiliates benefiting from such service department or function according to a defined allocation methodology; and
WHEREAS, this Agreement terminates and supersedes all prior expense sharing and cost allocation agreements among the Affiliates, including, but not limited to, that certain Expense Sharing and Cost Allocation Agreement effective as of March 14, 2012, as amended.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Direct Expenses. Each Affiliate shall be responsible for all of its own direct and other non-allocated expenses, other than expenses in a de minimis amount incurred by it, including, but not limited to, compensation expenses (consisting of base salary, bonus and other compensation expenses, each regardless of the employing entity), severance expenses, payroll taxes and third-party expenses, including travel, legal and consulting expenses.
2.Expense Allocation and Methodology.
(a)    Shared Services Departments. Compensation costs and accruals for compensation costs (including, but not limited to, base compensation, bonuses, severance and payroll taxes) for each shared services department shall be allocated among all Affiliates benefiting from such service department based on the percentage of time spent supporting the activities of each Affiliate. Shared services departments include, but are not limited to, legal, treasury, tax, finance, accounting, risk management, investment portfolio management, investor relations, corporate services and executive officers.
(b)    Overhead Departments. Overhead department costs (including, but not limited to, premises, depreciation and corporate insurance other than D&O insurance, as well as the total expenses of overhead departments) shall be allocated among all Affiliates based on the percentage of time spent by the shared services departments supporting the activities of each Affiliate provided, however, that, when appropriate (e.g., when supported by the nature of the service provided, business, or operations), management may elect to use an alternative cost allocation method, such as percentage of total headcount or cost per square foot. Overhead departments include, but are not limited to, administration, technology, internal audit and human resources.

(c)    Notwithstanding Sections 2(a) and 2(b) above, expenses incurred by any Affiliate relating to public disclosure (including compensation costs and all expenses arising from AFGI’s disclosure obligations as a publicly traded company, including but not limited to operational and accounting expenses arising from the preparation of financial statements and other reporting requirements), D&O insurance, and director fees shall be allocated among all Affiliates benefiting from such matters in accordance with the methodologies set forth in Schedule B attached hereto.
3.Reimbursement of Expenses. Within a reasonable period of time consistent with financial reporting and operational requirements and capacities, but in no event later than 30 days after each month end, each Affiliate shall provide to other Affiliates the amount of any direct and other non-allocated expenses paid on their behalf during such month and shall be paid within five (5) days or receipt. In no event shall any funds be advanced except to pay for services defined in this Agreement.
4.Reimbursement of Allocated Costs. Within a reasonable period of time consistent with financial reporting and operational requirements and capacities, Ambac shall calculate monthly expense allocations and prepare reports which provide the individual and aggregate expense allocations for all items noted in Section 2 above. The expense allocations for each Affiliate will be recorded to each Affiliate’s intercompany account. All intercompany account balances will be paid within 45 days after the end of each calendar quarter, and at all times in compliance with the requirements in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. Before any expense payments are due, management of each Affiliate shall be presented with any reports prepared in accordance with this subsection and afforded the opportunity to discuss with Ambac any adjustments management may wish Ambac to consider regarding the allocations presented in such reports.
5.Reimbursement of AFGI Operating Expenses.
(a)    Within fifty-five (55) days of March 1 of each year (the “Anniversary Date”) and in which this Section 5 is in effect, AFGI shall provide to Ambac a report of the amount of expenses incurred by AFGI (pursuant to Sections 1 and 2) during the twelve months preceding such Anniversary Date. Within five (5) days of the receipt of such report, Ambac shall reimburse AFGI for such expenses to the extent that such amount does not exceed the per annum cap set forth in subsection (b) below.
(b)    Ambac shall, only with the approval of the Wisconsin Office of the Commissioner of Insurance (“OCI”), reimburse such expenses incurred by AFGI pursuant to subsection (a), subject to a $4 million per annum cap.
(c)    The provisions of this Section 5 shall have no further force or effect, upon the occurrence of any of the following:
(i)    AFGI’s taking or refraining from taking any action which impairs the ability of Ambac to continue to use net operating loss carryovers (“NOLs”) made available for use by Ambac as set forth in the intercompany tax sharing agreement (the “Tax Sharing Agreement”);
(ii)    the imposition, under Section 382(a) of the Internal Revenue Code of 1986 (the “Code”), of an annual “section 382 limitation” (within the meaning of Section 382(b) of the Code) of $37.5 million or less on the use of NOLs available to the AAC Subgroup (as defined in the Tax Sharing Agreement);

(iii)    AFGI’s material breach of, or its noncompliance with material obligations under, this Section 5 determined in accordance with procedures set forth in Section 9(b), or its material breach of, or its noncompliance with material obligations under the Tax Sharing Agreement, determined in accordance with procedures set forth in such agreement; provided, however, that any noncompliance by AFGI with its material obligations under this Section 5 or the aforementioned agreements which is primarily the result of any material breach of this Agreement or such other agreements by Ambac shall be excepted from the provisions of this subsection (d)(iii);
(iv)    at the option of Ambac, to the extent that none of the NOLs included in the Allocated NOLs Amount (as defined in the Tax Sharing Agreement) remains available for use by the AAC Subgroup; or
(v)    OCI declining to approve the payment by Ambac to AFGI of reasonable operating expenses.
6.Right of Offset. Each Affiliate has the right to offset any amounts due to/from any other Affiliate against cash or other assets owed from/to such Affiliate without notice.
7.Binding Effect: Successors. This Agreement shall be binding upon the Affiliates and each Affiliate consents to the terms hereof and guarantees the performance of the agreements contained herein. Ambac and AFGI may cause each of their affiliates or subsidiaries to assent to the terms of and become party to this Agreement. Each Affiliate hereby assents to any other affiliate or subsidiary becoming a party to this Agreement and to each such affiliate or subsidiary being deemed to be an Affiliate hereunder. This Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto.
8.Compliance; Books and Records. Each Affiliate will maintain oversight for functions provided to the Affiliate by Ambac or any other Affiliate and will monitor services annually for quality assurance. All funds and invested assets of each Affiliate are the exclusive property of the Affiliate, held for the benefit of the Affiliate and are subject to the control of the Affiliate. All books and records developed or maintained under or related to the Agreement (“Records”) are and remain the property of the Affiliate and are subject to control of the Affiliate.
9.Indemnification. Each party shall be indemnified for all loss in the event of gross negligence or willful misconduct on the part of the entity providing the services.
10.Receivership. If an Affiliate is placed in receivership or seized by a regulator pursuant to due statutory authority, (a) all of the rights of the Affiliate under the Agreement extend to the receiver or the commissioner, director, or superintendent of insurance of the Affiliate’s state of domicile (“Commissioner”) and (b) all books and records will immediately be made available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver or Commissioner’s request. Further, neither AFGI, Ambac, nor any other Affiliate has an automatic right to terminate this Agreement if an Affiliate is placed in receivership pursuant to applicable law. Ambac, AFGI and any other Affiliate, as applicable, will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the Commissioner under the relevant law applicable to insurance company receiverships or insolvencies, and will make them available to the receiver, for so long as Ambac and AFGI continue to receive timely payment for services rendered.
11.Effective Date. This Agreement shall be effective upon the soonest of (i) the Effective Date; and (ii) upon the approval or non-disapproval by each relevant regulatory authority following any required filing of the Agreement.

12.Termination and Enforcement.
(a)    This Agreement shall be terminated on the happening of any of the following events:
(i)    If each of the Affiliates agrees, in writing, to terminate this Agreement;
(ii)     With respect to any Affiliate, if such Affiliate ceases to be an affiliate or subsidiary of AFGI for any reason; or
(iii)    By each of the Affiliates if Ambac or AFGI materially breach any provision of this Agreement.
Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to amounts outstanding under this Agreement prior to its termination.
13.Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
14.Transfers and Assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned by any Affiliate without the prior written consent of both Ambac and AFGI.
15.Amendments. This Agreement, including any schedules, appendices and exhibits hereto, may be amended from time to time; provided, however, that any amendment shall not be effective unless it is in writing and signed by Ambac and AFGI.
16.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without reference to choice of law doctrine).
17.Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall, together, constitute one and the same instrument.
18.Notices. Any notice or communication in respect of this Agreement shall be sufficiently given to a party if in writing and delivered in person, sent by recorded delivery, registered post or the equivalent (with return receipt requested) or by overnight courier, or given by facsimile or email. A notice or communication shall be deemed to be given:
(i)     if delivered by hand or sent by overnight courier, on the day and at the time it is delivered or, if that day is not a business day, or if delivered after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day;
(ii)    if sent by facsimile or email, on the day and at the time the transmission is received or, if that is not a business day, or if received after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day; or
(iii)    if sent by recorded delivery or registered post or the equivalent (return receipt requested), three business days after being sent.

19.Parties to this Agreement. Nothing herein shall in any manner create any obligations or establish any rights against any party to this Agreement in favor of any person not a party to this Agreement.
20.Other Agreements. This Agreement supersedes all prior expense sharing and cost allocation agreements among the Affiliates, including the Expense Sharing and Cost Allocation Agreement effective as of March 14, 2012, as amended, and such prior agreements are hereby terminated with any outstanding obligations subsumed hereunder.
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IN WITNESS WHEREOF, the Affiliates have caused this Agreement to be duly executed and delivered as of the day and year first above written.

AMBAC ASSURANCE CORPORATION

By:    /s/ David Trick
    Name: David Trick
    Title: EVP, Chief Financial Officer

AMBAC FINANCIAL GROUP, INC.

By:    /s/ Stephen M. Ksenak
    Name: Stephen M. Ksenak
    Title: Sr. Managing Director, General Counsel

EVERSPAN INSURANCE COMPANY

By:    /s/ Steven Murray
    Name: Steven Murray
    Title: Managing Director, Chief Financial Officer

EVERSPAN INDEMNITY INSURANCE COMPANY

By:    /s/ Steven Murray
    Name: Steven Murray
    Title: Managing Director, Chief Financial Officer

ALEUTIAN SOLUTIONS, LLC

By:    /s/ David Trick
    Name: David Trick
    Title: EVP, Chief Financial Officer

AMBAC FINANCIAL SERVICES, LLC

By:    /s/ David Trick
    Name: David Trick
    Title: EVP, Chief Financial Officer

SCHEDULE A

AFFILIATES
Ambac Financial Group, Inc.
Everspan Insurance Company
Everspan Indemnity Insurance Company
Ambac Assurance Corporation
Aleutian Solutions, LLC
Ambac Financial Services, LLC

SCHEDULE B

NON-COMPENSATION EXPENSE ALLOCATION METHODOLOGY
The expenses incurred by any Affiliate with respect to the matters set forth below shall be allocated among the Affiliates benefitting from such matter as follows, with calculations made as of the first business day of the applicable quarter:

Matter	Allocation Basis
Public Disclosure Costs
Allocated among Affiliates based on the assets, reserves, and revenues of each Affiliate in relation to the aggregate amount of assets, reserves, and revenues from the consolidated financial statements of AFGI under GAAP, with 40% of the allocation based on assets, 40% based on reserves, and 20% based on revenue; provided that no more than 50% of public disclosure costs shall be allocated to Ambac.
“Assets” shall include cash, investments and VIE assets. “Reserves” shall be gross of rep & warranty subrogation and net of reinsurance.

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D&O Insurance
Ambac shall request an independent broker to estimate pricing for:
(i)     a policy for Ambac directors and officers solely in their capacity as Ambac directors and officers, and
(ii)    a policy for Ambac and AFGI directors and officers in their respective capacities as both Ambac and AFGI directors and officers, as applicable.
To the extent that pricing for (ii) exceeds the pricing for (i), such excess shall be allocated to AFGI.
In the event that such pricing is not available for any policy year, costs shall be allocated on the same percentage basis as the prior policy year.

Director Fees
With respect to the annual retainer, (i) for Ambac directors who do not serve on the board of AFGI, 100% allocated to Ambac and, (ii) for Ambac directors who serve on the board of AFGI, 50% allocated to Ambac and 50% allocated to AFGI.
With respect to any meeting fees, each of Ambac and AFGI shall pay the fees relating to its respective board and committee meetings; provided, that in the case of a joint meeting of the boards or committees of Ambac and AFGI, (i) for Ambac directors who do not serve on the board of AFGI, 100% allocated to Ambac and, (ii) for Ambac directors who serve on the board of AFGI, 50% allocated to Ambac and 50% allocated to AFGI.
With respect to committee chair fees, (i) for joint committee chair fees between Ambac and AFGI, 50% allocated to Ambac and 50% allocated to AFGI, (ii) for Ambac-only committee chair fees, 100% allocated to Ambac, and (iii) for AFGI-only committee chair fees, 100% allocated to AFGI.

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